SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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INVESTMENT MANAGERS SERIES TRUST

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Segall Bryant & Hamill All Cap Fund Segall Bryant & Hamill Small Cap Value Fund Segall Bryant & Hamill International Small Cap Fund

YOUR IMMEDIATE ATTENTION IS REQUESTED

Special Meeting of Shareholders has adjourned FOR A SECOND TIME due to lack of participation

Dear Shareholder:

We have been trying to reach you regarding the Special Meeting of Shareholders of the above-mentioned Funds (the “Funds”). The Special Meeting of Shareholders was originally slated for July 24, 2019, and then adjourned until August 13th, has now been adjourned for a SECOND TIME until September 9, 2019 due to lack of quorum. We cannot hold the meeting without attaining quorum and therefore need your immediate participation.

We are asking you to please take a moment now to submit your vote. You vote is EXTREMELY important and will allow us to more efficiently manage the fund administrative costs, directly creating value for you, our shareholder.

Shareholders will be asked to vote on the following proposal:

Proposal 1:	To approve an Agreement and Plan of Reorganization (“Reorganization Plan”) by and among Investment Managers Series Trust (“IMST”), on behalf of each Existing Fund, Segall Bryant & Hamill Trust (“SBHT”), on behalf of the corresponding New Fund, and Segall Bryant & Hamill, LLC (the “Adviser”), the adviser to both the Existing Fund and the New Fund

The Board of Trustees recommends that shareholders vote “For” the Proposal.

While to date, an overwhelming majority of the votes received have been cast in favor of the proposal, a quorum of the shares entitled to vote has simply not yet been achieved for your Fund.

The proxy statement is available online at www.okapivote.com/SBH. In order for your vote to be represented, we must receive your voting instructions. For your convenience, please use any of the following methods to submit your vote:

1.       By Internet

Follow the simple instructions on the enclosed proxy card.

2.       By Touchtone

Call the toll-free number located on your proxy card and follow the simple instructions.

3.       By Mail

Simply return your executed proxy card in the envelope provided.

If possible, please use either of the first two options to ensure your vote is captured in time for the meeting.

If you have any questions, please call Okapi Partners, our proxy solicitor, toll-free at 1-877-285-5990. Representatives are available Monday - Friday 9:00am to 10:00pm (ET).

Please take a moment and vote today! Thank you!